Regional Management Corp. Announces Departure of Chief Operating Officer John Schachtel

Greenville, South Carolina – January 3, 2024 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced that Executive Vice President and Chief Operating Officer John Schachtel is leaving Regional Management. Rob Beck, President and Chief Executive Officer, and other members of the executive team are expected to absorb Mr. Schachtel’s responsibilities post-departure.

“On behalf of the entire Regional Management team, we want to thank John for all of his valuable contributions to Regional Management,” said Mr. Beck. “John played an important role over the last six and a half years as we scaled our operations and markedly grew our geographic footprint in order to serve our customers across the nation. We wish John all the best in his future endeavors.”

“It has been my distinct pleasure to work alongside the incredible Regional team – from senior management to our team members at the branches – and I will certainly miss everyone,” said Mr. Schachtel. “I am confident that Regional will continue to grow and prosper in the months and years to come.”

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 19 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com